EXHIBIT 10.6

EQUIPMENT PURCHASE AGREEMENT

This Equipment Purchase Agreement (the “Agreement”) is made as of the 22nd day of August, 2006 (the “Effective Date”), by and between SGL TECHNIC Inc., a California corporation with an address at 28176 North Avenue Stanford, Valencia, California 91355 (the “Seller”), and TDM, L.L.C., a New Jersey limited liability company with an address at 700 Route 173, Bloombury, New Jersey 08804 (“Buyer”).

RECITALS

WHEREAS, the Seller desires to sell, and the Buyer desires to purchase that certain equipment of the Seller as more fully set forth on Exhibit A attached hereto and made a part hereof (the “Equipment”).

NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements set forth herein, and intending to be legally bound, the Seller and Buyer hereby agree as follows:

I.    SALE OF EQUIPMENT

1.1          Sale of Equipment. On the terms and subject to the conditions of this Agreement the Seller shall sell, convey, assign, transfer and deliver to the Buyer, and the Buyer shall purchase, for that consideration set forth in Section 2.1 below, all of that equipment set forth on Exhibit A (“Equipment”) attached hereto and made a part hereof. The parties acknowledge and agree that the sale of the Equipment (including passing of ownership and title) will not be consummated unless and until the Purchase Price (as defined herein) has been paid in full by Buyer to Seller.

1.2          Bill of Sale. Upon payment in full by Buyer to Seller of the Purchase Price, Seller shall deliver to Buyer a bill of sale for the Equipment, substantially in the form attached hereto and made a part hereof as Exhibit B.

1.3          Condition of Equipment. The Buyer acknowledges that the Seller makes no representations or warranties whatsoever, express or implied, with respect to any matter relating to the Equipment (or any portion thereof) including, but not limited to, the physical, environmental or safety condition of the Equipment, the value of the Equipment, the merchantability or fitness of the Equipment for any particular purpose, or any other matter or thing relating to the Equipment. Without limiting the foregoing, Seller hereby disclaims any warranty, express or implied, of merchantability or fitness for any particular purpose with respect to the Equipment or any portion thereof. Buyer acknowledges that it has conducted an independent inspection and investigation of the physical condition of all Equipment relating to this Agreement as Buyer deems necessary or appropriate. Buyer acknowledges that it is purchasing the Equipment based solely upon such independent inspections and investigations and, accordingly, pursuant to this Agreement, the Buyer will purchase the Equipment “as is” and “where is,” and with all faults. The provisions of this Section 1.3 apply to the Equipment as of the Effective Date and regardless of whether the Purchase Price has been paid in full.

1.4          Instruments of Conveyance and Transfer. As of the Effective Date, the risk of loss or damage to the Equipment shall pass to Buyer. Until such time as the Purchase Price has been paid in full, title and ownership of the Equipment shall remain with the Seller. Upon payment in full of the Purchase Price, the Seller shall deliver to the Buyer such instruments of conveyance and assignment as shall be effective to vest in Buyer full and complete right, title and interest in and to the Equipment free and clear of all liens, taxes, charges and encumbrances initiated by or related to the Seller.

II.  PURCHASE OF EQUIPMENT

2.1          Consideration to be Paid. In full consideration for the Equipment, and subject to the terms and conditions of this Agreement, Buyer shall pay to Seller the aggregate sum of Two Hundred Thousand US Dollars ($200,000.00) (the “Purchase Price”) as follows:

(a)	Five Thousand US Dollars ($5,000.00) upon full execution of this Agreement;
(b)	Ninety-five Thousand US Dollars ($95,000.00) on or before October 31, 2006;
(c)	Fifty Thousand US Dollars ($50,000) on or before April 30, 2007; and
(d)	Fifty Thousand US Dollars ($50,000) on or before October 31, 2007.

Each payment shall be in immediately available funds by wire transfer to such account as Seller may designate.

2.2          Assumption of Liabilities and Indemnification. Buyer shall assume all obligations and liabilities with respect to the Equipment upon the Effective Date and Seller shall have no liability whatsoever. As of the Effective Date, the Buyer shall indemnify and hold harmless Seller, its parent, subsidiaries, affiliates, successors or assigns, officers, directors, employees, subcontractors, and agents against any and all claims demands, losses, damages, costs, fines, penalties, causes of action, suits and liabilities of every kind, for personal injury to and/or the death of any person and/or for damage to any property arising from or related to the Equipment or any products manufactured or resulting therefrom, including, but not limited to, any dismantling, packing, transport and re-assembly of the Equipment.

2.3          Security Interest. Until such time as the Purchase Price has been paid in full to Seller, Buyer hereby grants to Seller a purchase money security interest in the Equipment and all proceeds and products thereof. Buyer hereby authorizes Seller to file financing statements and continuation statements with respect to the Equipment as Seller may see fit from time to time in order to perfect and maintain Seller’s security interest. Buyer authorizes Seller to send notices of this security interest to all parties having recorded financing statements showing an interest in any property of Buyer.

2.4        Insurance. Until the Purchase Price is paid in full, Buyer shall procure and maintain, at its own expense, the following insurance coverages:

(a)         Comprehensive General Liability insurance including blanket contractual, personal injury, and broad form liability, with Seller as a named additional insured, and with minimum limits of $1,000,000.00 per person and $2,000,000.00 per accident for any and all claims for injury or damage to persons or property or for loss of life or damage to persons or property arising out of or in connection with or related to the Equipment or any act or omission of Buyer, its employees, agents, contractors, customers, and invitees, and such coverage may be included in a blanket policy.

(b)         Worker’s compensation insurance as required by law and employer’s liability coverage for a minimum of $100,000.00 per occurrence, which coverage may be included in a blanket policy.

Buyer shall provide to Seller from time to time at Seller’s request a copy of the insurance policies and a certificate of insurance verifying the existence of the required insurance policies. All police shall provide that the insurance carrier will not cancel or modify the policies for any reason without giving Seller at least thirty (30) days’ prior written notice.

III. LOCATION OF EQUIPMENT

3.1          Location of Equipment. The Equipment is currently located at the Eastlake, Ohio facility of SKRL Die Casting, Inc. (“SKRL”). Buyer acknowledges that Seller has no obligations to deliver possession of any of the Equipment to Buyer and that Buyer shall be solely responsible for coordinating with SKRL for any dismantling, packing, transport and re-assembly of the Equpment.

IV.MISCELLANEOUS

4.1         Waivers. The Seller or the Buyer may, by written notice to the other, (i) extend the time for the performance of any of the obligations or other actions of the other or (ii) waive or modify performance of any of the obligations of the other. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

4.2	Amendment. This Agreement may be amended, modified or supplemented only by a written instrument executed by all of the parties hereto.

4.3          Expenses. Whether or not the transactions contemplated by this Agreement are consummated, the Buyer shall pay any and all fees and expenses incurred by it incident to the negotiation, preparation and execution of this Agreement, and the Seller shall pay any and all fees and expenses incurred by it incident to the negotiation, preparation and execution of this Agreement.

4.4          Notices. All notices, requests, demands and other communications that are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid to Seller and Buyer at the addresses first set forth above, or to such other address as any party shall have specified by notice in writing to the other.

4.5          Binding Effect; Benefits. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns; nothing in this Agreement, expressed or implied, is intended to confer on any other person other than the parties hereto, or their successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

4.6          Non-assignability. This Agreement and any rights pursuant hereto shall not be assignable by any party without the prior written consent of the other.

4.7          Applicable Law. This Agreement and the legal relations between the parties hereto shall be governed by and in accordance with the laws of North Carolina, without regard to its conflicts of laws principles.

4.8          Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

4.9          Severability. If any term or provision of this Agreement shall be held invalid or unenforceable, the remaining items hereof shall not be affected, but shall be valid and enforced to the fullest extent permitted by law.

4.10       Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

4.11       Entire Agreement. This Agreement and its Exhibits reflect the complete understanding between the Buyer and Seller and constitutes their entire agreement, superseding all prior negotiations, representations, agreements, understandings, and statements regarding the subject matter hereof. Buyer and Seller acknowledge and agree that neither party is relying on any oral representations not reflected in this Agreement.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed and delivered this Agreement as of the date first above written.

THE SELLER: SGL TECHNIC Inc. By: s/M.E. Kokosinski Name: M.E. Kokosinski Title President

THE BUYER: TDM, L.L.C. By: s/Charles Tanzola Name: Charles Tanzola Title: President

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EXHIBIT A

EQUIPMENT

1.	Hull Finmac 800-Ton Compression Press
	a.	Accessories:
		i.	Gasbarre Mold Base (19.5 x 17.5” Thermo set)
		ii.	SGL.PC Mold Base (Universal Mold Base, 21.5 x 12.5” Thermo
set)
		iii.	Thermo plastic Mold Base (19.5 x 13.5”)

2.	Erie 125-Ton Compression Press
	a.	Accessories:
		i.	Mold Base (6.25 x 6.25” Thermo set)

3.	Accessory items:
	a.	Permeability/Pressure Drop Unit (9x9” test cavity)
	b.	Resistivity Tester
	c.	Pressure Drop Unit (5x5” test cavity)
	d.	Granite Tables
	e.	Misc. scales/tools and lab eqiup.
	f.	Impact Hardness Tester
	g.	Two Despatch Ovens

EXHBIT B

FORM OF BILL OF SALE

BILL OF SALE, ASSIGNMENT AND ASSUMPTION

KNOW ALL MEN BY THESE PRESENTS:

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, SGL TECHNIC Inc., a California corporation (“Seller”), has sold, conveyed, assigned and transferred, and by these presents does hereby sell, convey, assign and transfer to TDM, L.L.C., a New Jersey limited liability company (“Buyer”), it successors and assigns, that certain Equipment, as such term is defined in the Equipment Purchase Agreement dated __________, 2006 (the “Equipment Purchase Agreement”), and located at the facility of SKRL Die Casting, Inc. in Eastlake, Ohio, as set forth on Exhibit A hereto.

TO HAVE AND TO HOLD all of the right, title and interest in and related to the Equipment hereby granted, bargained, sold, assigned, conveyed, transferred, delivered and set over unto the Buyer, its respective successors and assigns for its own use and benefit forever.

FURTHERMORE, Seller hereby assigns to the Buyer, and the Buyer hereby assumes and agrees to pay or perform when due all liabilities of Seller related to the Equipment.

Unless the context otherwise requires, all capitalized words and phrases used but not defined herein, and defined in the Equipment Purchase Agreement, shall have the respective meanings attributed thereto in the Equipment Purchase Agreement.

This Bill of Sale is made subject to, and with the benefit of, the respective representations, warranties, covenants, terms, conditions, limitations and other provisions of the Equipment Purchase Agreement.

IN WITNESS WHEREOF, the undersigned have caused these presents to be duly executed and delivered by their duly authorized representatives this ______ day of _______________, 2007.

SGL TECHNIC Inc. By: Name: Title:

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